UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2018

COCA-COLA BOTTLING CO. CONSOLIDATED

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

(704) 557-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Term Loan Agreement. On July 11, 2018, Coca-Cola Bottling Co. Consolidated (the “Company”) entered into an amendment (the “Term Loan Amendment”) to the term loan agreement, dated June 7, 2016, by and among the Company, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the other lenders party thereto (as amended, the “Term Loan Agreement”), to align certain terms of the Term Loan Agreement with the Credit Agreement (as defined below), including revisions to (i) the calculation of interest rates, (ii) certain covenants, including the financial covenants the Company is required to maintain, and (iii) certain events of default.

Borrowings under the Term Loan Agreement will continue to bear interest at rates per annum determined by reference to, at the Company’s option, either a base rate or a Eurodollar rate, the calculations of which were revised pursuant to the Term Loan Amendment to be identical to the interest rate calculations under the Credit Agreement. The Term Loan Amendment also made certain adjustments to the calculation of the two financial covenants the Company is required to maintain, a “consolidated cash flow/fixed charges ratio” and a “consolidated funded indebtedness/cash flow ratio” (each as defined in the Term Loan Agreement), the definitions of which are now identical to those in the Credit Agreement. In addition, the Term Loan Amendment modified certain events of default to align with those in the Credit Agreement, including the occurrence of unsatisfied judgments of the Company or its subsidiaries in excess of $100 million (as increased, pursuant to the Term Loan Amendment, from $50 million), individually or in the aggregate, outstanding for 30 days or more which are not being appealed or contested in good faith.

Amendment to Second Amended and Restated Credit Agreement. On July 11, 2018, the Company entered into an amendment (the “Credit Amendment”) to the second amended and restated credit agreement, dated June 8, 2018, by and among the Company, JPMorgan, as administrative agent, and the other lenders party thereto (as amended, the “Credit Agreement”), to amend and restate the definition of “consolidated funded indebtedness/cash flow ratio” to conform to the definition in the Term Loan Agreement.

The foregoing descriptions of the Term Loan Amendment and the Credit Amendment are qualified in their entirety by reference to the full text of such agreements and all exhibits thereto, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Certain parties to the Term Loan Agreement and/or the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description	Incorporated By Reference To

10.1	Amendment No. 1 to Term Loan Agreement, dated July 11, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.	Filed herewith.

10.2	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated July 11, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED

Date: July 17, 2018	By:	/s/ David M. Katz
David M. Katz
Executive Vice President and Chief Financial Officer